Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Xenith Bankshares, Inc.

Richmond, Virginia

We consent to the incorporation by reference in the registration statement of Xenith Bankshares, Inc. on Form S-8 (333-153118) of our report dated March 31, 2010, relating to the consolidated balance sheets of Xenith Bankshares, Inc. and subsidiary as of December 31, 2009 and First Bankshares, Inc. and subsidiary as of December 31, 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, which appear in the December 31, 2009 Annual Report on Form 10-K of Xenith Bankshares, Inc.

/s/    Witt Mares, PLC

Norfolk, Virginia

March 31, 2010